===============================================================================


                              PUT OPTION AGREEMENT

                                  by and among


                     Compost America Holding Company, Inc.,

                  Miami Recycling and Composting Company, Inc.

                                       and

                  Bedminster Seacor Services Miami Corporation

                                       and

                    Lionhart Global Appreciation Fund, Ltd.,

                           Lionhart Investments, Ltd.

                                       and

                        Global EarthFund Partners, L.L.C.



                              Date: March 29, 2000




===============================================================================

                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----
Section 1. Definitions and Interpretation....................................2

Section 2. Amended/Restated Put Option No. 1.................................5

Section 3. Restated/Amended Put Option No. 2.................................8

Section 4. Effectiveness....................................................10

Section 5. Miami/Bedminster Guaranty........................................10

Section 6. Termination......................................................13

Section 7. Security.........................................................13

Section 8. Waiver and Amendment.............................................13

Section 9. Binding Effect...................................................13

Section 10. Successors and Assigns..........................................14

Section 11. Severability....................................................14

Section 12. Sole and Entire Agreement.......................................14

Section 13. Multiple Counterparts/Facsimile Signatures......................14

Section 14. Notices.........................................................14

Section 15. Applicable Law, Jurisdiction and Venue..........................14

Section 16. Jury Waiver.....................................................15

Section 17. Written Instrument Requirement..................................15

Section 18. Assignment......................................................15

Section 19. Substitution of Collateral......................................16



                                      (i)

                              PUT OPTION AGREEMENT


         THIS PUT OPTION AGREEMENT (the "Agreement") is made and entered into as of March 29, 2000, by and among COMPOST AMERICA HOLDING COMPANY, INC. ("CAHC"), MIAMI RECYCLING AND COMPOSTING COMPANY, INC. ("MRCC") and BEDMINSTER SEACOR SERVICES MIAMI CORPORATION ("Bedminster"; CAHC, MRCC and Bedminster are referred to collectively at times as the "Compost Entities"), and, LIONHART GLOBAL APPRECIATION FUND, LTD. ("Lionhart" or "LGAF"), for itself and as collateral agent for LIONHART INVESTMENTS, LTD. ("LHI") and GLOBAL EARTHFUND PARTNERS, L.L.C. ("GEP"; LGAF, LHI and GEP are referred to at times collectively as the "Lionhart Entities" and the Compost Entities and the Lionhart Entities are referred to collectively at times as the "Original Parties").

                                    RECITALS:

         A. The Original Parties previously entered into a Credit, Capitalization and Financing Agreement dated October 30, 1998 (the "1998 Agreement") whereby, among other terms, Lionhart made a loan of $10,500,000 to the Compost Entities, bearing interest at a non-default rate of 10.5% per annum and maturing no later than October 1, 2000 (the "1998 Loan"). The 1998 Loan is further evidenced by a Mortgage Note dated October 30, 1998 in the principal amount of $10,500,000, constituting a joint and several obligation of each of the Compost Entities (the "1998 Note").

         B. On March 29, 2000, and contemporaneously with the execution and delivery of this Agreement, the Compost Entities, the Lionhart Entities and the Escrow Agent (as that term is defined in the Restructuring Agreement (as defined hereafter)) have executed a Restructuring and Settlement Agreement (the "Restructuring Agreement"). Pursuant to the terms and subject to the conditions set forth in the Restructuring Agreement, the Compost Entities and the Lionhart Entities have executed and delivered to the Escrow Agent 1) this Agreement, and
2) the other "Escrow Documents" (as that term is defined under the Restructuring Agreement).

         C. In addition to the 1998 Agreement, one or more of the Original Parties executed and delivered the 1998 Documents, as that term is defined under the Restructuring Agreement (the "1998 Documents"), on or about October 30, 1998.

         D. Under the terms of the 1998 Agreement, Lionhart received (i) a put option ("Put Option No. 1") with respect to 400,000 shares of CAHC Series B convertible preferred stock owned by LGAF ("Series B Preferred Shares"), before or after such Series B Preferred Shares are converted on a one for one basis to CAHC common shares ("Conversion Common Shares"), to be exercisable by LGAF at the time and paid by CAHC at a price of $3.10 per share , pursuant to the terms and subject to the conditions set forth in Article IX of the 1998 Agreement, and
(ii) an additional put option ("Put Option No. 2"), with respect to 553,386 CAHC common shares owned by LGAF immediately following the closing of the 1998 Loan (the "Excess Common Shares"), to be exercisable by LGAF at the time and paid by CAHC at a price of $3.20 per share, pursuant to the terms and subject to the conditions set forth in Article X of the 1998 Agreement.

         E. This Agreement shall not be effective, and shall be null and void and of no force or effect whatsoever unless and until the Escrow Agent releases and delivers this Agreement from escrow as contemplated under, and pursuant to the terms and subject to the conditions set forth in, the Restructuring Agreement; and, this Agreement is and shall only be effective and valid, binding and enforceable among the Original Parties, if and only if the Escrow Agent releases and delivers this Agreement from escrow as contemplated under, and pursuant to the terms and subject to the conditions set forth in, the Restructuring Agreement.

         F. Pursuant to the terms and subject to the conditions set forth in this Agreement, the Original Parties wish to amend and restate separately in this Agreement the provisions of the 1998 Agreement concerning Put Option No. 1 and Put Option No. 2.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Original Parties hereby agree as follows:

         Section 1. Definitions and Interpretation. Unless the context otherwise requires, the capitalized terms used in this Agreement shall have the respective meanings assigned to them in the opening paragraph and the recitals to this Agreement, and elsewhere in this Agreement; capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Restructuring Agreement, the 2000 CAHC Stock Pledge Agreement, the 2000 MRCC Stock Pledge Agreement and the 2000 Bedminster Stock Pledge Agreement (as those terms are defined in the Restructuring Agreement) and/or the other Escrow Documents; and, the following terms shall have the following meanings:

         "Event of Default" shall mean and include any of the following events:

                  1) any default, breach or violation by CAHC under this Agreement, in the due, full and prompt payment and discharge in full by CAHC of any obligation (i) to pay and deliver any sum of money or funds to LGAF which is not cured within (10) business days of such nonpayment and a reasonable opportunity to cure, which shall in no event be more than ten (10) business days; or (ii) to issue and deliver the Bonds to LGAF; or

                  2) except for any "Event of Default" with respect to any Put Option Obligations as provided under subparagraph (1) of this definition of "Event of Default," any other material default, breach or violation by CAHC under this Agreement in the due, full and prompt performance and discharge by CAHC of any other Put Option Obligations, after written notice of any such default by LGAF to CAHC, and a reasonable opportunity to cure the same, which shall in no event be less than thirty (30) days nor more than sixty (60) days; or

                  3) any of the Compost Entities shall voluntarily be adjudicated a bankrupt or insolvent, seek or consent to the appointment of a receiver, trustee or conservator for any or all of them, or for all or any part of their respective properties or assets, file a petition seeking relief under the Bankruptcy Law (as defined herein), or any state or any other competent jurisdiction, make any general assignment for the benefit of creditors, or admit in writing that any or all of them is or are bankrupt or insolvent or unable to pay debts as such debts mature; or

                  4) a U.S. Bankruptcy Court or any other court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver or trustee for any of the Compost Entities, or for all or substantially all of their respective properties or assets, or approving a petition filed against any of the Compost Entities seeking relief under the Bankruptcy Law (as defined herein); or

                  5) any material default, breach or violation by CAHC under the 2000 CAHC Stock Pledge Agreement in the due, full and prompt performance and discharge by CAHC of any CAHC Pledge Agreement Obligations (as defined in the 2000 CAHC Stock Pledge Agreement) after written notice of such nonperformance and a reasonable opportunity to cure the same, which shall in no event be less than thirty (30) days nor more than sixty (60) days; provided, however, that with respect to any material default, breach or violation by CAHC with respect to its CAHC Pledge Agreement Obligations under Section 6.02 of the 2000 CAHC Stock Pledge Agreement, such material default, breach or violation by CAHC shall not be considered an "Event of Default" until after notice of such nonperformance and a reasonable opportunity to cure the same, which shall in no event be more than three (3) business days; or

                  6) any material default, breach or violation by CAHC under the 2000 MRCC Stock Pledge Agreement in the due, full and prompt performance and discharge by CAHC of any MRCC Pledge Agreement Obligations (as defined in the 2000 MRCC Stock Pledge Agreement) after written notice of such nonperformance and a reasonable opportunity to cure the same, which shall in no event be less than thirty (30) days nor more than sixty (60) days; provided, however, that with respect to any material default, breach or violation by CAHC with respect to its MRCC Pledge Agreement Obligations under Section 6.02 of the 2000 MRCC Stock Pledge Agreement, such material default, breach or violation by CAHC shall not be considered an "Event of Default" until after notice of such nonperformance and a reasonable opportunity to cure the same, which shall in no event be more than three (3) business days; or

                  7) any material default, breach or violation by MRCC under the 2000 Bedminster Stock Pledge Agreement in the due, full and prompt performance and discharge by MRCC of any Bedminster Pledge Agreement Obligations (as defined in the 2000 Bedminster Stock Pledge Agreement) after written notice of such nonperformance and a reasonable opportunity to cure the same, which shall in no event be less than thirty (30) days nor more than sixty (60) days; provided, however, that with respect to any material default, breach or violation by MRCC with respect to its Bedminster Pledge Agreement Obligations under Section
         6.02 of the 2000 Bedminster Stock Pledge Agreement, such material default, breach or violation by MRCC shall not be considered an "Event of Default" until after notice of such nonperformance and a reasonable opportunity to cure the same, which shall in no event be more than three (3) business days; or

                  8) any material default, breach or violation by any Compost Entity under the 2000 Pledge and Security Agreement after written notice of such default, breach or violation and a reasonable opportunity to cure the same, which shall in no event be less than thirty (30) days nor more than sixty (60) days; provided, however, that no notice and opportunity to cure shall be required for any such default, breach or violation resulting from a failure to deposit proceeds of any Collateral Sale in the Cash Collateral Account in accordance with the requirements of Section 3(b) of the 2000 Pledge and Security Agreement; or,

                  9) the failure of the Compost Entities to establish the cash collateral account in the manner required by the Cash Collateral Account Agreement or the failure of the Compost Entities to deposit in such cash collateral account all sums required to be deposited therein by the Cash Collateral Account Agreement.

         "Financial Closing of the Miami Project" shall mean the financial closing of a project financing in excess of $25,000,000 by MRCC or any other subsidiary or affiliate of CAHC for the Miami Project and receipt of bond or loan proceeds for such Miami Project (excluding escrowed or restricted proceeds) by MRCC or such other affiliate or subsidiary of CAHC.

         "Miami Project" shall mean the development, construction and/or acquisition by CAHC, MRCC or Bedminster, or any of their respective affiliates, subsidiaries or successors or assigns of a composting facility or any other waste processing, recycling, reclamation or transportation facility, including, without limitation, a waste transfer station in Miami-Dade County, Florida.

         "Put Election No. 1" shall have the meaning specified in Section 2 of this Agreement.

         "Put Election No. 2" shall have the meaning specified in Section 3 of this Agreement.

         "Put Option Date" with respect to Put Option No. 1 and Put Option No. 2 shall mean the earlier of (i) March 29, 2002 or (ii) the date corresponding to the Financial Closing of the Miami Project.

         "Put Option Obligations" shall mean all of the indebtedness, obligations, duties, undertakings and liabilities of CAHC to LGAF under this Agreement, whether direct or indirect, absolute or contingent, liquidated or disputed, due or to become due, now existing or hereafter arising, and any and all modifications, amendments, restatements, extensions, renewals, supplements and replacements thereof, and all reasonable costs and expenses incurred or paid or incurred by LGAF or the other Lionhart Entities to enforce this Agreement, or any rights thereunder, upon the occurrence of any Event of Default; provided, however that the Put Option Obligations shall not exceed in the aggregate the amount required to pay the Puts.

         "Puts" shall mean collectively the rights granted to Lionhart with respect to Put Option No. 1 and Put Option No. 2.

         Unless the context clearly requires otherwise, as used in this Agreement, words of any gender shall be construed to include each other gender when appropriate and words of the singular number shall be construed to include the plural number, and vice versa, when appropriate.

         The titles, captions, and headings of the sections of this Agreement have been inserted for convenience of reference only, and are not to be considered a part hereof and shall not in any way modify or restrict any of the terms or provisions hereof or be considered or given any effect in construing this Agreement or any provisions hereof or in ascertaining intent, if any question of intent shall arise.

         The parties acknowledge that each party, and their respective counsel have participated in the drafting and revision of this Agreement.

         Section 2. Amended/Restated Put Option No. 1. Put Option No. 1, granted by CAHC to LGAF in Article IX of the 1998 Agreement, is hereby amended and restated in its entirety, as follows:

                  (a) With respect to all of the Series B Preferred Shares or any Conversion Common Shares converted from the Series B Preferred Shares, CAHC hereby confirms that it has granted to LGAF, and hereby reaffirms that CAHC grants, conveys, transfers and delivers to LGAF, a put option (referred to herein as "Put Option No. 1"), for and with respect to each and every share of Series B Preferred Share or any Conversion Common Share converted from any Series B Preferred Share, that is and shall be exercisable at any time in the sole discretion and election of LGAF strictly in accordance with this Section 2, and pursuant to which, upon any exercise thereof by LGAF, LGAF shall be deemed conclusively to have exercised its Put Option No. 1 with respect to all such Series B Preferred Shares and Conversion Common Shares, and LGAF shall have the right to demand and compel CAHC to purchase from LGAF, and CAHC shall then and thereupon have the unconditional duty and obligation to purchase from LGAF, all such Series B Preferred Shares or Conversion Common Shares, pursuant to the terms and subject to the conditions of Put Option No. 1, as set forth in this Section 2.

                  (b) Any exercise of Put Option No. 1 is and shall be subject to the following procedures and conditions:

                           (i) Put Option Election. In order to elect to
                  exercise Put Option No. 1, LGAF shall deliver to CAHC, via fax (followed promptly by a hard copy) or hard copy, a written notice of an election at any such time ("Put Election No. 1"), not more than twenty (20) business days before and not less than ten (10) business days prior to the Put Option Date.

                           (ii) Put Purchase Price. Upon the receipt by CAHC of
                  any such Put Election, LGAF shall have the duty to sell to CAHC, and CAHC shall have the duty to purchase from LGAF, on the Put Option Date, all such Series B Preferred Shares and/or Conversion Common Shares, for the purchase price ("Put Purchase Price No. 1") of US $3.10 per share, which shall be paid by CAHC to LGAF in US cash or currency, or equivalent good US funds, on the Put Option Date.

                           (iii) Lapse. If the Put Option No. 1 is not exercised
                  by LGAF as provided under this Section 2, then Put Option No. 1 shall then terminate and lapse, and shall thereafter be of no legal force or effect.

                  (c) The Compost Entities hereby agree, promise and covenant 1) to use commercially reasonable efforts to notify LGAF, in writing, at least ninety (90) days prior to the approximate date corresponding to the "Financial Closing of the Miami Project," as anticipated by the respective management of the Compost Entities, 2) upon any demand by LGAF, but, in any case, not more frequently than on a calendar quarter basis, provide to LGAF, within ten (10) business days of any such demand, a full and detailed written report of the status and all material developments relating to or affecting the Miami Project (including, without limitation, the financing, development, construction and/or operation of the Miami Project) and 3) in any event, at least twenty (20) days in advance of any scheduled Financial Closing of the Miami Project, Compost shall notify LGAF of such scheduled Financial Closing of the Miami Project in writing. Any notification by the Compost Entities to LGAF that complies with the requirements under this Section 2(c) shall be deemed to satisfy the requirements of Section 3(b).

                  (d) Stock Certificate-Put Option No. 1 Legends.

                           (i) Certificates-Series B Preferred Shares. CAHC and
                  LGAF confirm that CAHC has placed or caused or will place or cause to be placed on each stock certificate that represents any one (1) or more of the above-referenced 400,000 shares of Series B Preferred Stock to which the Put Option No. 1 is applicable, and each such stock certificate bears or shall be caused to bear, a legend which includes substantially the following language:

                                    "The securities represented
                           hereby are subject to a Put, that is
                           or may be exercised by the registered
                           holder hereof, at any time after
                           October 30, 1998, and on or before the
                           earlier of (i) March 29, 2002, or (ii)
                           the date corresponding to the
                           Financial Closing of the Miami
                           Project, pursuant to the terms and
                           subject to the conditions set forth in
                           a Put Option Agreement, dated on or
                           about March 29, 2000, by and among
                           Compost America Holding Company, Inc.,
                           Miami Recycling and Composting
                           Company, Inc., Bedminster Seacor Miami
                           Services Corporation, Lionhart Global
                           Appreciation Fund, Ltd., Lionhart
                           Investments, Ltd., and Global
                           EarthFund Partners, LLC."

                           (ii) Certificates-Conversion Common Shares. CAHC and
                  LGAF further confirm that CAHC has placed or caused or will place or cause to be placed on each stock certificate that represents any one (1) or more of the above-referenced Conversion Common Shares to which the Put Option No. 1 is applicable, and each such stock certificate bears or shall be caused to bear, a legend which includes substantially the following language:

                                    "The securities represented
                           hereby are subject to a Put, that is
                           or may be exercised by the registered
                           holder hereof, at any time after
                           October 30, 1998, and on or before the
                           earlier of (i) March 29, 2002, or (ii)
                           the date corresponding to the
                           Financial Closing of the Miami
                           Project, pursuant to the terms and
                           subject to the conditions set forth in
                           a Put Option Agreement, dated on or
                           about March 29, 2000, by and among
                           Compost America Holding Company, Inc.,
                           Miami Recycling and Composting
                           Company, Inc., Bedminster Seacor Miami
                           Services Corporation, Lionhart Global
                           Appreciation Fund, Ltd., Lionhart
                           Investments, Ltd., and Global
                           EarthFund Partners, LLC."

                  (e) CAHC Opt Out Rights. Notwithstanding the provisions of this Section 2, but subject to Section 19(c) of this Agreement, upon LGAF's exercise of Put Election No. 1, CAHC may either select ("Selection"), in its sole discretion, one of the following two (2) alternatives: (i) CAHC may elect to honor Put Option No. 1 and purchase the associated securities on the Put Option Date or, (ii) alternatively, CAHC may, within five (5) business days after the exercise of Put Election No. 1 ("Election Period"), by notice to LGAF in the same manner as provided in Section 2(b)(i) hereof, notify LGAF that it is electing to opt out of Put Option No. 1. If, upon the expiration of such Election Period, CAHC has not provided such notice to LGAF of its Selection, then CAHC shall deemed conclusively under this Agreement to have decided and elected to honor Put Option No. 1 and to thereafter purchase the associated securities on the Put Option Date, as contemplated under Section 2(b)(ii), and as provided under this Agreement. If CAHC notifies LGAF that it is electing to opt out of Put Option No. 1, then and in such case, on the Put Option Date, LGAF shall surrender to CAHC or its agent the Series B Preferred Shares or Conversion Common Shares, as applicable, and contemporaneously therewith CAHC shall pay to LGAF U.S. $40,000 and additionally shall issue and cause to be delivered to LGAF ten (10) debentures ("Bonds"), each with a face value of U.S. $120,000 and each subject to the following rights, terms and conditions:

                           (i) The Bonds shall mature at the end of the
                  thirtieth (30th) month after the date of issue of the Bonds.

                           (ii) The yield of the Bonds shall be 11%, payable in
                  arrears on each and every thirtieth (30th) day anniversary after the date of issue of the Bonds. If, prior to maturity of the Bonds, three month LIBOR plus 500 basis points equals or exceeds 11%, then and thereafter the yield shall be floating, and shall be reset every three (3) months, at the rate of the higher of (i) the highest applicable yield of the Bonds since the date of issue or (ii) the sum of then applicable three month LIBOR plus 500 basis points.

                           (iii) The Bonds will be (x) secured by a pledge and
                  delivery to a trustee of all of the MRCC capital stock subject to the 2000 MRCC Stock Pledge Agreement (as defined under the Restructuring Agreement), all of the Bedminster capital stock subject to the 2000 Bedminster Stock Pledge Agreement (as defined under the Restructuring Agreement), 1,000,000 shares of fully registered and freely tradable CAHC common stock (including the 600,000 CAHC Pledged Shares, as defined in the Restructuring Agreement), and (y) any cash or other distributions or dividends paid in respect of the stock to be pledged in subclause (x) above, which represent in whole or in part an extraordinary, liquidating or other distribution of capital on such stock, shall be paid, distributed and turned-over to the trustee for the benefit of LGAF and retained by such trustee for the benefit of LGAF as additional collateral securing the Bonds.

                           (iv) Each of the Bonds shall be convertible, in whole
                  or in part, into fully registered and freely tradable common stock of CAHC, at any time prior to maturity, at the price per share of common stock equal to the lesser of (i) U.S. $0.40, or (ii) 50% of the average closing bid price (as commonly determined) for the five (5) trading days immediately preceding the date of conversion; provided, however, that the convertibility rights attributable to the remaining outstanding Bonds, in whole or in part, shall lapse automatically when and if CAHC has issued to LGAF (and/or any subsequent holders of any and all of the Bonds) a cumulative total of 3,000,000 shares of any such common stock of CAHC due to conversions thereof.

                           (v) CAHC shall have the right to prepay the Bonds, at
                  any time prior to maturity, upon thirty (30) day written notice.

         Section 3. Restated/Amended Put Option No. 2. Put Option No. 2, granted by CAHC to LGAF in Article X of the 1998 Agreement, is hereby amended and restated in its entirety, as follows:

                  (a) Put. CAHC hereby confirms that it has granted to LGAF and hereby reaffirms that CAHC grants, conveys, transfers and delivers to LGAF, a put option for and with respect to each and every Excess Common Share, that is and shall be exercisable at any time(s) in the sole discretion and election of LGAF as provided under (and pursuant to the terms and subject to the conditions set forth in) this Section 3, and pursuant to which, upon any exercise(s) thereof by LGAF, LGAF shall have the right to demand and compel CAHC to purchase from LGAF, and CAHC shall then and thereupon have the unconditional duty to purchase from LGAF, any and all such Excess Common Share(s) that are otherwise the subject of any such exercise(s) of a Put Option No. 2.

                           (i) Put Conditions. Any exercise(s) of any Put Option
                  No. 2, as provided under this Agreement, is and shall be subject to the following procedures and conditions:

                           (ii) Put Option Election. LGAF, when and if LGAF
                  elects at any time(s) to exercise a Put Option No. 2 with respect to any such Excess Common Shares, shall deliver to CAHC, via fax or hard copy, a written notice of an election at any such time(s) to exercise the Put Option No. 2 ("Put Election No. 2"), not more than twenty (20) business days before and not less than ten (10) business days prior to the Put Option Date.

                           (iii) Put Purchase Price. Upon the receipt by CAHC of
                  any such Put Election No. 2 at any time(s), LGAF shall have the duty to sell to CAHC, and CAHC shall have the duty to purchase from LGAF, on the Put Option Date, all such Excess Common Shares for which, pursuant to such Put Election, LGAF has exercised a Put Option No. 2, for the purchase price ("Put Purchase Price No. 2") of US $3.20 per share of each such Excess Common Share, which shall be paid by CAHC to LGAF in US cash or currency, or equivalent good US funds, on the Put Option Date.

                           (iv) Lapse. Any Put Option No. 2, with respect to any
                  such Excess Common Shares, that is not exercised as provided under Section 3(a) of this Agreement, shall then and thereafter terminate and lapse, and shall not thereafter have any legal force or effect.

                  (b) The Compost Entities hereby agree, promise and covenant 1) to notify LGAF, in writing, at least ninety (90) days prior to the approximate date corresponding to the "Financial Closing of the Miami Project," as anticipated by respective management of the Compost Entities, 2) upon any demand by LGAF, but, in any case, not more frequently than on a calendar quarter basis, provide to LGAF, within ten (10) business days of such demand, a full and detailed written report of the status and all material developments relating to or affecting the Miami Project (including, without limitation, the financing, development, construction and/or operation of the Miami Project) and 3) in any event, at least twenty (20) days in advance of any scheduled Financial Closing of the Miami Project, Compost shall notify LGAF of such scheduled Financial Closing of the Miami Project in writing. Any notification by the Compost Entities to the LGAF that complies with the requirements under this Section 3(b) shall be deemed to satisfy the requirements of Section 2(c).

                  (c) Stock Certificate-Put Option No. 2 Legends. CAHC and LGAF hereby agree, promise and covenant that CAHC has placed or caused or will place or cause to be placed on each stock certificate, that represents any one (1) or more of the above-referenced Excess Common Shares to which the Put Option No. 2 is applicable, and each such stock certificate bears or shall be caused to bear, the following legend:

                                    "The securities represented
                           hereby are subject to a Put, that is
                           or may be exercised by the registered
                           holder hereof, at any time after
                           October 30, 1998, and on or before the
                           earlier of (i) March 29, 2002, or (ii)
                           the Financial Closing of the Miami
                           Project, pursuant to the terms and
                           subject to the conditions set forth in
                           a Put Option Agreement, dated on or
                           about March 29, 2000, by and among
                           Compost America Holding Company, Inc.,
                           Miami Recycling and Composting
                           Company, Inc., Bedminster Seacor Miami
                           Services Corporation, Lionhart Global
                           Appreciation Fund, Ltd., Lionhart
                           Investments, Ltd., and Global
                           EarthFund Partners, LLC."

         Section 4. Effectiveness. This Agreement shall not be effective, and shall be null and void and of no force or effect whatsoever unless and until the Escrow Agent releases and delivers this Agreement from escrow as contemplated under, and pursuant to the terms and subject to the conditions set forth in, the Restructuring Agreement; and, this Agreement is and shall only be effective and valid, binding and enforceable among the Original Parties, if and only if the Escrow Agent releases and delivers this Agreement from escrow as contemplated under, and pursuant to the terms and subject to the conditions set forth in, the Restructuring Agreement.

         Section 5. Miami/Bedminster Guaranty.

               5.01 Guaranty. MRCC and Bedminster (collectively, the "Guarantors"), on an absolute, unconditional and continuing basis, each hereby guarantees to LGAF, and its successors and assigns, and participants and guarantors, that CAHC shall timely, fully and completely pay, perform and discharge all Put Option Obligations of CAHC under this Agreement, including, without limitation, 1) all Put Option Obligations that relate to or arise from the Puts and/or the Bonds, 2) all costs, reasonable attorneys' fees and other expenses paid or incurred by LGAF to enforce the terms of or collect any sums under this Agreement upon an Event of Default by CAHC, and/or 3) all renewals and extensions thereof (the "Guaranty"). Pursuant thereto, MRCC and Bedminster absolutely, unconditionally and continuously agree, promise and covenant that, upon an Event of Default, MRCC and Bedminster, upon demand by LGAF and without further notice of dishonor and without any notice with respect to any matter or occurrence having been given to CAHC previous to any such demand, shall immediately pay, perform and/or discharge completely and fully any and all such Put Option Obligations. Each of MRCC, Bedminster and LGAF hereby confirms that it is the intention of all such persons that this Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Title 11, U.S. Code, or any similar federal or state law for the relief of debtors ("Bankruptcy Law"), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guaranty and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, LGAF, MRCC and Bedminster hereby irrevocably agree that the obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

               5.02 Miscellaneous. The Guarantors each hereby consents, and hereby promises, covenants and agrees, that:

                  (a) The Put Option Obligations 1) may be changed, altered, amended, supplemented or otherwise modified from time to time (pursuant to the terms and subject to the conditions of and as set forth in this Agreement) and/or 2) may be altered, amended, supplemented, modified, or waived, postponed or released from time to time by (or for) CAHC with the advance and prior written approval and consent of LGAF (pursuant to the terms and subject to the conditions of and as are set forth in this Agreement); and, this Guaranty, without any further or later consent or approval by MRCC and Bedminster, shall remain in full force and effect, pursuant to all terms and provisions hereof, and the Guarantors shall not be released of or from any duty, obligation or undertaking under this Section 5 whatsoever, notwithstanding any such alteration, amendment, supplement, modification, waiver, postponement or release of any such Put Option Obligations.

                  (b) The duties and obligations of each of the Guarantors, under this Section 5, are continuing, absolute and unconditional, irrespective of any circumstances whatsoever which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

                  (c) The Guarantors shall not be entitled to any set-off, claim, reduction or diminution of any Put Option Obligation, or any defense of any kind or nature to which any of the Compost now has or hereafter may have against any of the Lionhart Entities, with respect to the payment or performance of any Put Option Obligations under this Agreement.

                  (d) The Guarantors each waives any and all legal requirements that LGAF, and/or its successors and assigns, shall or must commence or institute any action, lawsuit or proceedings (at law or in equity) against CAHC under this Agreement, or any part thereof, or with respect to any security or collateral pledged to or held by LGAF under any applicable security agreements or other documents, as a condition precedent to commencing or instituting any action, lawsuit or other proceeding against the Guarantor(s) under or pursuant to Section 5 of this Agreement. LGAF shall have the right, in its sole and exclusive discretion, upon any Event of Default as otherwise provided under this
         Section 5, to immediately (or at any time thereafter) commence and otherwise institute any such action, lawsuit or proceedings (at law or in equity) against the Guarantors (or any Guarantor), notwithstanding whether or not any such action, lawsuit or other such proceeding is also commenced against CAHC.

                  (e) All remedies, that are otherwise available to LGAF under this Agreement, or under applicable law, or by reason of this Guaranty, are separate and cumulative remedies, and no one of such remedies, whether or not exercised by LGAF, shall be deemed to be an exclusion of any one of the other remedies available to LGAF, and shall in no way limit or prejudice any other legal or equitable remedies that LGAF may have, under this Agreement.

                  (f) No failure or delay (or any forbearance or other accommodation) on the part of the LGAF, or in exercising any right, power, or remedy hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. Any waiver by LGAF of any Event of Default, shall not operate as or be construed to be a waiver of any other Event of Default. The failure of LGAF to insist upon strict adherence to any terms of this Section 5 on one or more occasions will not be considered a waiver or deprive LGAF of the right thereafter to insist upon strict adherence to that term or any other term of this Section 5.

                  (g) LGAF shall not be required to pursue any other remedies before invoking the bargain and benefits of this Section 5, and specifically LGAF shall not be required to exhaust its remedies against the Guarantors, or CAHC, or any other co-debtors, or any surety or other guarantor, or to proceed against any security now or hereafter existing for the performance or payment of any such Put Option Obligations.

                  (h) Until all Put Option Obligations are paid, performed, satisfied and discharged, as otherwise contemplated under this Agreement, the Guarantors shall not be released 1) by any act or thing that might be deemed as a legal or equitable discharge of a surety or
         2) by reason of any waiver, extension, modification, forbearance, or delay of or by LGAF, or 3) by reason of any further obligation, agreement or undertaking, and the Guarantors hereby expressly waive and surrender any defense to their liabilities and duties under this
         Section 5 based upon any of the foregoing acts, things, agreements or waivers.

                  (i) The Guarantors each hereby waive presentment for payment, demand, protest, notice of demand or protest and/or of dishonor, notice of acceptance hereof, notices of default, and all other notices now or hereafter provided by law, and/or diligence in collecting and in bringing or commencing any lawsuit, action or other proceeding under this Agreement. LGAF shall not have any duty or obligation to notify the Guarantors of their respective acceptance of this Guaranty or of any advances made or credit extended on the faith hereof, or the failure of any Guarantor or CAHC to pay or perform any of the Put Option Obligations as any such Put Option Obligations mature, or otherwise, or to use diligence in preserving the liability of any person under the Put Option Obligations. To the fullest extent permitted by applicable law, the Guarantors waive all defenses given to sureties and guarantors at law or in equity other than the actual payment or performance of the Put Option Obligations, and waive, to the fullest extent permitted by applicable law, all defenses based upon questions of validity, legality or enforceability of this Agreement and/or the Put Option Obligations.

         Section 6. Termination. On the day immediately after a date that is ten
(10) business days after the last date that either of the Puts may be exercised, and provided (i) that CAHC is not then in default of its obligations to pay Purchase Price No. 1 to LGAF under Section 2(b)(ii) or, if applicable its obligations to deliver any considerations to LGAF pursuant to Section 2(e) and
(ii) that CAHC is not then in default of its obligations to pay Purchase Price No. 2 under Section 3(a)(ii) then the pledge, assignment and security interests granted in the 2000 CAHC Stock Pledge Agreement, the 2000 MRCC Stock Pledge Agreement, the 2000 Bedminster Stock Pledge Agreement, the 2000 Pledge and Security Agreement and the Cash Collateral Account Agreement shall terminate and LGAF, individually and in its capacity as the collateral agent for the Lionhart Entities, shall promptly return for cancellation to the Compost Entities any and all collateral (including, without limitation, any common stock and any other securities then held by LGAF, individually and in its capacity as collateral agent for the Lionhart Entities, as security for the Puts under this Agreement, the 2000 CAHC Stock Pledge Agreement, the 2000 MRCC Stock Pledge Agreement, the 2000 Bedminster Stock Pledge Agreement, the 2000 Pledge and Security Agreement, the Cash Collateral Account Agreement or any of the other applicable Escrow Documents), and no party shall have further rights or obligations hereunder or under the 2000 CAHC Stock Pledge Agreement, the 2000 MRCC Stock Pledge Agreement, the 2000 Bedminster Stock Pledge Agreement or the 2000 Pledge and Security Agreement and the Cash Collateral Account Agreement.

         Section 7. Security. The Puts evidenced by this Agreement are secured by the security described in the 2000 CAHC Stock Pledge Agreement, the 2000 MRCC Stock Pledge Agreement, the 2000 Pledge and Security Agreement, the Cash Collateral Account Agreement and the 2000 Bedminster Stock Pledge Agreement (as each of those terms are defined under the Restructuring Agreement); subject, however, to the rights of the Compost Entities to provide substitute security as described in and as provided under Section 19 hereof.

         Section 8. Waiver and Amendment. Neither any modification or waiver of any provision of this Agreement, nor any consent to any departure by the Compost Entities therefrom, shall in any event be effective unless the same shall be set forth in writing duly signed or acknowledged by the Lionhart Entities and the Compost Entities, and then such waiver or consent shall be effective only in the specific instance, and for the specific purpose, for which given.

         Section 9. Binding Effect. This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. If, at any time or times, by assignment or otherwise, LGAF, LHI and/or GEP transfers any of their respective rights under this Agreement, any such transfer shall carry with it LGAF's, LHI's and GEP's rights, interests and powers under this Agreement, including all such rights, interests and powers that relate to or arise from this Agreement. Subject only to the provisions of
Section 5.9 of the Restructuring Agreement, LGAF, LHI and GEP, in their sole discretion and at their sole option, shall have the right to assign this Agreement, to any successor(s) or assign(s) or LGAF, LHI and/or GEP.

         Section 10. Successors and Assigns. The term "LGAF," for purposes of this Agreement, shall mean LGAF, and each and every successor registered owner of any Series B Preferred Shares, Conversion Common Share(s) and/or Excess Common Shares thereafter, and the rights and duties, as provided and set forth in this Agreement, shall inure to the benefit of, and shall be binding upon, the Compost Entities and the Lionhart Entities, and their respective successors and assigns.

         Section 11. Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be, and the remainder of this Agreement shall be valid, enforceable and binding among the Compost Entities and the Lionhart Entities.

         Section 12. Sole and Entire Agreement. This Agreement and the other agreements, instruments, certificates and documents referred to or described herein constitute the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersede all prior discussions, agreements and understandings of every kind and nature between the parties as to such subject matter.

         Section 13. Multiple Counterparts/Facsimile Signatures. This Agreement may be simultaneously executed in multiple counterparts and each by fax or other digital or telephonic transmission, all of which shall constitute one and the same instrument, and each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         Section 14. Notices. Any notice or other communication required or permitted to be given hereunder shall be given as provided under the Restructuring Agreement.

         Section 15. Applicable Law, Jurisdiction and Venue. The parties hereby represent and warrant, and hereby promise, agree and covenant, as follows:

                  (a) This Agreement shall be governed by, construed in accordance with, and shall be enforced under, the laws of the State of New Jersey, exclusive of its rules relating to conflict of laws.

                  (b) Subject to applicable conflict of laws principles, the parties shall accept venue with respect to all claims, actions or lawsuits that relate to or arise from this Agreement, in any state court or U.S. Court of competent jurisdiction that sits in Newark, New Jersey. The parties each hereby, and irrevocably and unconditionally, for itself and its properties, submits to the jurisdiction of any such New Jersey court or U.S. Court sitting in Newark, New Jersey, and any appellate court with jurisdiction thereover, in any action or proceeding relating to or arising from this Agreement, or for the recognition or enforcement of any judgment, and the parties each hereby, and irrevocably and unconditionally, agrees, promises and covenants that all such claims in respect of any such action or proceeding shall be heard, determined and adjudicated in by any such New Jersey court or, to the extent permitted by applicable law, by any such U.S. Court. The parties each hereby agree, promise and covenant that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (c) The parties each hereby, and irrevocably and unconditionally, waives, to the fullest extent under applicable law, any defense or objection that it may now or hereafter have 1) to the laying of venue of any suit, action or proceeding relating to or arising from this Agreement, in any such New Jersey court or U.S. Court sitting in Newark, New Jersey, or 2) to the personal jurisdiction and/or preferred and proper venue of any such New Jersey court or any such U.S. Court in Newark, New Jersey.

         Section 16. Jury Waiver. EACH OF THE ORIGINAL PARTIES HERETO DOES HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY, UNCONDITIONALLY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PERSON. THIS IRREVOCABLE WAIVER OF THE RIGHT TO A JURY TRIAL IS A MATERIAL INDUCEMENT FOR LGAF, LHI AND GEP TO EXECUTE AND DELIVER, AND OTHERWISE CONSUMMATE THE TRANSACTIONS CONTEMPLATED UNDER, THIS AGREEMENT.

         Section 17. Written Instrument Requirement. This Agreement cannot be altered, amended, modified or discharged orally and no executory agreement shall be effective to modify or discharge this Agreement, in whole or in part, unless it is in writing and signed by the party against whom enforcement of the modification, alteration, amendment or discharge is sought.

         Section 18. Assignment. Subject to the provisions of Section 5.9 of the Restructuring Agreement, this Agreement, and any rights hereunder, may be assigned by LGAF, LHI and GEP, or any of their respective participants and/or successors and assigns, at their sole discretion and option. This Agreement may not be assigned by the Compost Entities, and the Compost Entities shall not delegate any of their respective duties under this Agreement, in whole or in part, without the advance written consent of the LGAF (pursuant to which any such consent may be granted or withheld in the sole discretion of the LGAF).

         Section 19. Substitution of Collateral. Each of the parties hereto agrees as follows:

                  (a) CAHC may elect at any time to deposit $3,010,835.20 in U.S. cash or currency, or other good funds (the "Cash Deposit") in an account to be held (the "Puts Funds Account") with an Acceptable Escrow Agent (for purposes of this Section 19, an "Acceptable Escrow Agent" means U.S. Trust (or any successor thereto), Wilmington Trust Company (or any successor thereto) or any other escrow agent reasonably acceptable to the Compost Entities and the Lionhart Entities) in lieu of and as substitution of security for the security provided herein and in the 2000 CAHC Stock Pledge Agreement, the 2000 MRCC Stock Pledge Agreement, the 2000 Bedminster Stock Pledge Agreement, the 2000 Pledge and Security Agreement and the Cash Collateral Account Agreement to secure (x) the payment by CAHC to LGAF of the Put Purchase Price No. 1, upon the proper exercise by LGAF of Put Option No. 1, pursuant to
         Section 2(a) of this Agreement, and (y) the payment by CAHC to LGAF of the Put Purchase Price No. 2, upon the proper exercise by LGAF of Put Option No. 2, pursuant to Section 3(a) of this Agreement (collectively, the payment obligations contemplated under subsection (x) and (y) of this sentence are referred to in this Section 19 as the "Payment Obligations"). The Puts Funds Account (including the Cash Deposit in such Puts Funds Account of $3,010,835.20), upon establishment thereof and deposit therein of the Cash Deposit (in the amount of $3,010,835.20) shall then be pledged by Compost (and Compost hereby agrees to then pledge such Puts Funds Account and Cash Deposit) to LGAF (individually and in its capacity as collateral agent for the Lionhart Entities) to secure the Payment Obligations. CAHC and LGAF, individually and in its capacity as collateral agent for the Lionhart Entities, hereby agree that LGAF's pledge and security interest in the Puts Funds Account shall terminate automatically when CAHC is required to pay to LGAF such amounts as are required to be paid by CAHC upon the exercise of Put Option No. 1 and/or Put Option No. 2 (under Section 2(b) and Section 3(a) respectively of this Agreement) (the "Payment Date"), provided that, simultaneously therewith, (i) CAHC instructs the Acceptable Escrow Agent pursuant to Section 19(b) below, and (ii) that such Acceptable Escrow Agent pays and delivers to LGAF, in good funds from the Puts Funds Account, on such Payment Date, such amounts as are required to be paid by CAHC to LGAF upon the exercise of Put Option No. 1, strictly in accordance with Section 2(b)(ii) hereof, and upon the exercise of Put Option No. 2, strictly in accordance with Section 3(a)(iii) hereof.

                  (b) On the Payment Date, CAHC shall authorize and instruct such Acceptable Escrow Agent to immediately pay to LGAF from the Puts Funds Account such amounts as are required to be paid by CAHC upon the exercise of Put Option No. 1, strictly in accordance with Section 2(b)(ii) hereof and/or upon the exercise of Put Option No. 2, strictly in accordance with Section 3(a)(iii) hereof.

                  (c) If CAHC elects to and does substitute collateral pursuant to this Section 19, CAHC then and thereafter shall waive its rights under Section 2(e) of this Agreement, shall not then have any right to make any Selection, at any time, to opt-out of Put Option No. 1, and shall honor Put Option No. 1 upon the exercise of Put Option No. 1, strictly in accordance with Section 2(b)(ii) of this Agreement.

                  (d) Notwithstanding anything in this Agreement to the contrary, upon the lapse and termination of (A) Put Option No. 1 pursuant to Section 2(b)(iii) hereof and (B) Put Option No. 2 pursuant to Section 3(a)(iv) hereof, LGAF's security interest in the Puts Funds Account shall terminate automatically and all amounts in the Puts Funds Account shall be returned to CAHC.

                  (e) Immediately upon the deposit of the Cash Deposit and pledge of the Put Funds Account (and Cash Deposit) pursuant to paragraph 19(a) above (the "Put Security Release Date"), and subject to the requirements of Section 19(i) below and notwithstanding anything to the contrary in Section 6 hereof, the pledge, assignment and security interest granted by the Compost Entities in this Agreement, the 2000 CAHC Stock Pledge Agreement, the 2000 Bedminster Stock Pledge Agreement, the 2000 MRCC Stock Pledge Agreement, the 2000 Pledge and Security Agreement and the Cash Collateral Account Agreement (collectively, the "Put Documents") shall automatically terminate and all rights to the collateral described in such documents shall revert to the applicable Compost Entities. LGAF, individually and in its capacity as collateral agent to the Lionhart Entities, will return any and all share certificates and any other documents or instruments representing any collateral held pursuant to the Put Documents to the Compost Entities as promptly as possible, but in any case no later than three (3) business days after the Put Security Release Date. Upon any such termination, LGAF, individually and in its capacity as collateral agent for the Lionhart Entities, and the other Lionhart Entities, as applicable, shall execute and deliver to the Compost Entities such documents as the Compost Entities shall reasonably request to evidence such termination.

                  (f) The 2000 CAHC Stock Pledge Agreement, the 2000 Bedminster Stock Pledge Agreement, the 2000 MRCC Stock Pledge Agreement, the 2000 Pledge and Security Agreement and the Cash Collateral Account Agreement shall terminate automatically on the Put Security Release Date and the Compost Entities will have no further duty or obligation under any such agreements.

                  (g) On the Put Security Release Date, Section 5 of this Agreement and the Guaranty contained therein shall be automatically terminated and shall be null and void and of no further force or legal effect.

                  (h) LGAF, individually and in its capacity as collateral agent for the Lionhart Entities, and other Lionhart Entities hereby acknowledge that funds in the Pledgee Account (as defined in the Cash Collateral Account Agreement) may be transferred to the Puts Funds Account (pursuant to the terms and conditions of the Cash Collateral Account Agreement) to satisfy in whole or in part the requirements of
         Section 19.

                  (i) Upon the establishment of the Puts Funds Account and deposit therein of the Cash Deposit (in the amount of $3,010,835.20, as provided under Section 19(a) above): CAHC, concurrently therewith will represent and warrant to LGAF, in writing, and shall be deemed to have represented and warranted to LGAF prior to and upon such establishment and funding of the Puts Funds Account, that (1) CAHC owns title to all funds and other properties that will be deposited in that Puts Funds Account, free of all security interests, pledges, liens, restrictions or encumbrances (except for the pledge and security interest to be granted hereby to LGAF), (2) CAHC has the power and authority to establish and so fund the Puts Funds Account, and that the establishment and funding of that Puts Funds Account is not then violative of any applicable laws or orders, or any other undertaking of CAHC, which would have a material adverse effect on CAHC, and (3) the security interest and pledge in and to the Puts Funds Account and the funds or other properties deposited therein, as will be granted by CAHC to LGAF, is then a valid and perfected first and priority security interest and (4) as of the date of the establishment of Puts Funds Account, to the best knowledge and information of CAHC after due inquiry, and based primarily upon the advice of professions employed or engaged by and for CAHC, CAHC reasonably believes that it will not be or become insolvent under applicable laws immediately after and as a result of the deposit of $3,010,835.20 in good funds into the Puts Funds Account.



           [THE REMAINDER OF THIS DOCUMENT IS DELIBERATELY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized and appoint officers, have executed and delivered this Agreement, effective on this 29th day of March, 2000, as follows:

LIONHART GLOBAL APPRECIATION                COMPOST AMERICA HOLDING
FUND, LTD., for itself and as               COMPANY, INC.
collateral agent for Lionhart
Investments, Ltd. and Global
Earthfund Partners, L.L.C.


__________________________________          ___________________________________
Signature                                   Signature


__________________________________          ___________________________________
Printed                                     Printed


__________________________________          ___________________________________
Title                                       Title

LIONHART INVESTMENTS, LTD.                  MIAMI RECYCLING AND COMPOSTING
                                            COMPANY, INC.


__________________________________          ___________________________________
Signature                                   Signature


__________________________________          ___________________________________
Printed                                     Printed


__________________________________          ___________________________________
Title                                       Title

GLOBAL EARTHFUND PARTNERS, LLC              BEDMINSTER SEACOR SERVICES MIAMI
                                            CORPORATION


__________________________________          ___________________________________
Signature                                   Signature


__________________________________          ___________________________________
Printed                                     Printed


__________________________________          ___________________________________
Title                                       Title